Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of this 8th day of November, 2018 between MedCareers Group Inc., a Nevada corporation having its principle place of business at 758 E Bethel School Road, Coppell, Texas 75019 (“MCGI” or the “Buyer”), Timothy Armes CEO of MCGI, in his capacity as shareholder and residing at 3170 Getwell Lane, Olive Branch Mississippi, 38654 (“TA”), The 4 Less Corp. (formerly Vegas Suspension & Offroad, Inc.), a Nevada Corporation, whose principal place of business is located at 4580 N Rancho Drive Suite 130, Las Vegas, Nevada 89130, USA, (“4LESS”) Christopher Davenport (“CD”), in his capacity as shareholder of 4LESS and residing at 4905 Ghost Dance Circle, Las Vegas, Nevada 89149 and Sergio Salzano (“SS”), in his capacity as shareholder of 4LESS and residing at 4935 Buckhorn Butte Ct., Las Vegas, Nevada 89149 (CD and SS referred to herein as Seller(s) (MCGI, TA, 4LESS, CD and SS referred to herein as Parties or Party).

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an LOI dated June 14, 2018, for the purchase by MCGI of all of the outstanding shares of 4LESS, which shares are held respectively by CD and SS, in exchange for shares of MCGI;

WHEREAS pursuant to the terms of the LOI, MCGI has made the Cash Payment (as defined in the LOI) to 4LESS, the receipt of which is hereby acknowledged by 4LESS;

WHEREAS, MCGI wishes to purchase and acquire all of the issued and outstanding shares of capital stock of 4LESS from CD and SS, and whereas CD and SS wish to sell same to MCGI, all for the consideration and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS each of MCGI, TA, CD and SS has the authority to execute this agreement and  fullfil each of its respective obligations and undertakings herein;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

SECTION 1

DEFINITIONS

1.01.     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.02.     “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.02(a).

1.03.     “Claim” shall mean any and all administrative, regulatory or judicial actions, suits, arbitrations, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

1.04.     “Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 4.01 hereof.

1.05.      “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States and Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission, and the various federal, state and foreign securities regulators and taxation authorities.

1.06.     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.07.     “Indemnified Party” shall have the meaning set forth in Section 7.02(c).

1.08.     “Indemnifying Party” shall have the meaning set forth in Section 7.02(c).

1.09.     “Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of business and the prudent management of its own affairs.  Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

1.10.     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States, any country, foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.11.     “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

1.12.     “License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

1.13.     “Liens” means claims, pledges, security interests, mortgages, conditional sales agreement, liens, charges, restrictions, consignments or conditional sales agreements, or other encumbrances of whatever nature, whether created by statute, Contract, process of law or otherwise, and whether or not recorded or otherwise perfected.

1.14.     “Loss” means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, when and as incurred in connection with (i) the investigation or defense of any Third Party Claims, or (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise).

1.15.     “Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be, materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, in conditions affecting the economy generally or the general market addressed by such Person’s products and/or services.

1.16.     “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or Governmental or Regulatory Authority.

1.17.     “Purchase Price” shall have the meaning set forth in Section 3.01.

1.18.     “Seller Indemnified Parties” shall have the meaning set forth in Section 7.02(b).

1.19.     “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

1.20.     “Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

1.21.     “Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any Party to this Agreement.

1.22.     “Third Party Claim” shall mean a Claim asserted by a Third Party.

SECTION 2

PURCHASE OF STOCK OF 4LESS

Section 2.01.     Purchase of Shares of 4LESS.  At the Closing, CD and SS will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from CD and SS, for the consideration hereinafter set forth, an aggregate of 51,000 (fifty-one thousand) common shares of 4LESS representing all of the issued and outstanding shares of capital stock of 4LESS as of the Closing Date, (collectively, the “4LESS Shares”), of which 45,900  (forty-nine thousand shares) are held by CD (“CD Shares”) and 5,100 (five thousand one hundred) shares are held by SS (“SS Shares”). All 4LESS Shares shall be transferred or otherwise conveyed by CD and SS respectively to Buyer free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims).

SECTION 3

PURCHASE PRICE

3.01.     Amount and Payment of the Purchase Price.  In consideration for the 4LESS Shares, Buyer shall issue the following to CD and SS respectively (the “Purchase Price”) on the Closing Date:

(i) To CD:

(a)	17,100 (seventeen thousand and one hundred) shares of its Series B Preferred Stock;

(b)	6,075 (six thousand and seventy-five) shares of its Series C Preferred Stock; and

(c)	675 (six hundred and seventy-five) shares of its Series D Preferred Stock (3.01(i)(a), (b) and (c) collectively referred to as “CD Shares”).

(ii) To SS:

(a)	1,900 (one thousand and nine hundred) shares of its Series B Preferred Stock;

(b)	675 (six hundred and seventy-five) shares of its Series C Preferred Stock; and

(c)	75 (seventy-five) shares of its Series D Preferred Stock (3.01(ii)(a), (b) and (c) collectively referred to as “CD Shares”).

3.02.     Employees.  The Closing shall not impact the employment of any employee of 4LESS and the employees of 4LESS shall remain employed with 4LESS following the Closing Date, upon such terms and conditions as are in effect immediately prior to the Closing Date. Nothing in this Section 3.02 shall be deemed to be a contract for the benefit of any employee.

SECTION 4

CLOSING

4.01.     Closing.  The closing of the purchase and sale of the 4LESS Shares (the “Closing”) shall occur as soon as practicable following the execution of this Agreement but in any event no later than 45 days following such execution (the “Closing Date”).

4.02.     Deliveries of Sellers.  The Sellers, as applicable, shall deliver or cause to be delivered to the Buyer at the Closing:

(a)        A copy of resolutions, duly adopted by the Board of Directors and the stockholders of 4LESS, authorizing the transactions contemplated hereby;

(b)        Such certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of 4LESS;

(c)        CD shall deliver or cause to be delivered to Buyer the following with respect to the CD Shares:

(i)	Certificates representing CD Shares issued to Buyer; and

(ii)	Any other approvals or consents required with respect to the transfer of the CD Shares to Buyer; and

(d)        SS shall deliver or cause to be delivered to Buyer the following with respect to the SS Shares:

(i)	Certificates representing the SS Shares issued to Buyer; and

(ii)	Any other approvals or consents required with respect to the transfer of the SS Shares to Buyer; and

(e)        Such other closing documents and instruments as Buyer reasonably may require.

4.03.     Deliveries of Buyer.  Buyer shall deliver or cause to be delivered to Sellers at the Closing:

(a)        Certificates representing the Purchase Price to be issued pursuant to Section 3.01 hereinabove;

(b)        A copy of the resolutions of Buyer’s Board of Directors approving the transactions contemplated hereby; and

(c)        Proof of cancellation by TA of 60,000,000 (sixty million) shares of MCGI’s Common Stock held by him (“TA Shares”), in exchange for 120 (one hundred and twenty) shares of MCGI’s Series D Preferred Stock.

4.04.     Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by the Buyer, in whole or in part, in writing) of the following conditions as of the time of the Closing:

(a)        Each representation and warranty set forth in Section 5 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

(b)        Each of the Sellers will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by each of the Sellers under this Agreement or any other agreements, documents and instruments to be entered into by the Sellers in connection with the transactions contemplated hereby at or prior to the Closing;

(c)        There shall be no proceeding commenced or threatened against 4Less or either of the Sellers involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

(d)        The Sellers shall have delivered their respective 4LESS Shares to the Buyer, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances, excepting only Assumed Liabilities;

(e)        There shall have been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, or Liabilities of 4Less;

(f)        Buyer shall have: (i) obtained stockholder approval for the consummation of the transaction set forth herein; and (ii) obtained any and all other requisite approvals for the consummation of the transaction set forth herein (iii) made all necessary filings with the SEC;

(g)        Seller shall have delivered to the Buyer the items set forth in Section 4.02; and

(h)        Following Closing and within the prescribed deadline, the Buyer undertakes to make all necessary filings with the SEC and to complete pro forma consolidated financial statements in accordance with the Exchange Act, and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements shall be completed and submitted.

4.05.     Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by MCGI in writing) of the following conditions as of the Closing Date:

(a)        Each of the representations and warranties set forth in Section 6 is true and correct in all material respects at and as of the time of the Closing, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

(b)        The Buyer has performed and complied in all material respects with all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing;

(c)        There is no proceeding commenced or threatened against the Buyer involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

(d)        Buyer has: (i) obtained stockholder approval for the consummation of the transaction set forth herein; (ii) obtained any and all other requisite approvals for the consummation of the transaction set forth herein (iii) shall make all necessary filings with the SEC;

(e)        The Buyer shall have delivered to the Seller the items set forth in Section 4.03.

SECTION 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF 4LESS AND THE SELLERS

4LESS and Sellers hereby represent and warrant to the Buyer as follows:

5.01.     4LESS is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. 4LESS has the power and the authority and all Licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the Business as now being conducted.

5.02.     The 4LESS Shares are held and owned by CD and SS respectively as the beneficial and recorded respective owners with good and marketable title thereto, and all of the 4LESS Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each of 4LESS, CD and SS has the requisite power and authority to execute and perform this Agreement and all other agreements, documents and instruments to be entered into in connection with the transactions contemplated hereby.

5.03.     CD and SS constitute all of the stockholders of 4LESS. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the board of directors of 4LESS, and do not violate or conflict with any provisions of the organizational documents of 4LESS or any agreement, instrument, Law, order or regulation to which 4LESS is a party or by which is bound. All corporate action required to be taken by 4LESS to authorize the execution, delivery and performance of this Agreement and all other agreements to be entered into by 4LESS in connection with the transactions contemplated hereby has been taken, and such execution, delivery and performance do not violate or conflict with any provisions of the organizational documents of 4LESS or any agreement, instrument, Law, order or regulation to which 4LESS is a party or by which 4LESS is bound. No consent, approval or authorization of, or filing with or notification to, any lender, security holder, Governmental or Regulatory Authority or other person or entity is required by 4LESS or in connection with the execution, delivery and performance by 4LESS of this Agreement and the consummation of the transactions contemplated hereby.

5.04.     4LESS and each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder.  This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which 4LESS is a party will be, duly and validly executed and delivered by 4LESS and each of the Sellers as applicable, and the valid and binding obligations of 4LESS and/or each of the Sellers, enforceable against 4LESS and/or such Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

5.05.     Neither 4LESS nor the Sellers have any Knowledge of any action, suit, litigation or proceeding pending or threatened against 4LESS or otherwise, nor do 4LESS or Sellers know of any basis for any such action, or of any governmental investigation relating to the business of 4LESS.

5.06.     4LESSS and the Sellers do not have Knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or Governmental or Regulatory Authority which is against, or binding on 4LESS or such Seller.

5.07.     4LESS and each of the Sellers has each obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by applicable Laws or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon each of the Sellers.

5.08.     There are no Liens for any federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other Taxes upon 4LESS. 4LESS has timely filed all federal, foreign, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other Tax Returns which are required to be filed through the Closing Date, and has paid, or will pay, all Taxes which are due and payable on or before the Closing Date.

5.09     4LESS, in all material respects, complied and is in compliance with all applicable Laws, orders and regulations of any Governmental or Regulatory Authority applicable to it and its operation of the business, assets or property or its operations including, without limitation, applicable Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

5.10.     The representations and warranties of 4LESS and each of the Sellers contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5.11.     With respect to the CD Shares being issued to CD, said shares are being acquired for investment purposes only and not with a view towards resale or distribution.  CD has had an opportunity to ask questions of Buyer and has done so. The CD Shares are restricted securities that have not been registered for re-sale pursuant to the Securities Act. CD understands that the CD Shares may not be sold, transferred, assigned or hypothecated or otherwise distributed to its stockholders as a dividend or otherwise, absent the effectiveness of a registration statement covering the sale of such CD Shares or an exemption from the registration requirements the Securities Act.

5.12     With respect to the Shares being issued to SS, said shares are being acquired for investment purposes only and not with a view towards resale or distribution. SS has had an opportunity to ask questions of Buyer and has done so. The SS Shares are restricted securities that have not been registered for re-sale pursuant to the Securities Act. SS understands that the SS Shares may not be sold, transferred, assigned or hypothecated or otherwise distributed to its stockholders as a dividend or otherwise, absent the effectiveness of a registration statement covering the sale of such SS Shares or an exemption from the registration requirements the Securities Act.

5.13.     Neither  CD or SS has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other agreements to be entered into in connection with the transactions contemplated hereby.

5.14.     CD and SS together constitute all of beneficial holders of 4LESS Shares, and 4LESS Shares constitute all of the issued and outstanding shares of capital stock of 4LESS. There is no restriction affecting the ability of either CD and/or SS to transfer their respective title and ownership of 4LESS Shares to the Buyer, and upon delivery of the certificates of the 4LESS Shares to the Buyer pursuant to the terms of this Agreement and payment of the Purchase Price at the Closing, Buyer will acquire record and legal title to such 4LESS Shares, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances.

5.15.     The officers and directors of 4LESS are as follows:

Christopher Davenport                       CEO, President, Sole Director

SECTION 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed by Buyer on Buyer’s reports, statements, schedules, prospectuses, and other documents filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (collectively, as amended and/or supplemented to date, the “Securities Filings”), Buyer represents and warrants to each of CD and SS as follows:

6.01.     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.02.     Buyer is duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.03.     Subject to Section 4.04 (f) herein, Buyer has all other requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by Buyer of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, shall be duly and validly authorized by all necessary corporate action on the part of Buyer, including any vote of stockholders.  This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which Buyer is a party will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

6.04.     Except as otherwise stated in this Agreement, there is no additional requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated pursuant to this Agreement.  The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which Buyer is a party or is bound.

6.05     As of the date of signing of this Agreement, the authorized capital of Buyer consists of the following: (i) 4,000,000,000 shares of Common Stock authorized, of 1,074,802,583 shares are issued and outstanding; (ii) 330,000 shares of Series A Preferred Stock authorized, of which 330,000 are issued and outstanding;  (iii) 20,000 shares of Series B Preferred Stock authorized, of which 1,000 are issued and outstanding; (iv) 7,250 shares of Series C Preferred Stock authorized, of which no shares have been issued; (v) 870 shares  of Series D Preferred Stock authorized, of which no shares have been issued; and (vi) 19,641,880 Undesignated Preferred Stock of which no shares have been authorized, designated or issued. All of the outstanding shares of all of MCGI’s capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  Buyer holds no treasury stock and no shares of common stock in its treasury.  The rights, privileges and preferences of the common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Undesignated Preferred Stock are as stated in Buyer’s Articles of Incorporation and as provided by the general corporation law of the jurisdiction of the Buyer’s incorporation.

6.06     The officers and Directors of MCGI are as follows:

Timothy Armes              CEO, President, Secretary and sole Director

6.07     The shares of Preferred Stock to be issued to CD and SS in accordance with Section 3.01 will at the time of issuance be, duly authorized, validly issued and fully paid and non-assessable in all respects, free from any pre-emptive or other rights, and the issuance thereof will, at the time of issuance, not violate any agreement or trigger the anti dilution, right of first refusal, co-sale or similar provisions of any agreement to which the Buyer is bound. Upon issuance in accordance with the terms of this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable in all respects, free from any pre-emptive or other rights (other than as entered into after the Closing Date), and the issuance thereof will not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which Buyer is bound.

6.08.     All Securities Filings required to be filed by Buyer with the SEC pursuant to the Exchange Act, along with all exhibits to such annual, quarterly and other reports as available on the SEC’s EDGAR database website, are true, correct and complete in all material respects as of the date of filing thereof, and said reports do not, as of the date of filing thereof, fail disclose or omit any material fact, agreement or matter relating to the Buyer.

6.09     To the Buyer’s Knowledge there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Buyer’s Knowledge, currently threatened against Buyer or, to the best of Buyer’s Knowledge, threatened against any officer or director of Buyer, that questions the validity of this Agreement or the right of Buyer to enter into it, or to consummate the transactions contemplated hereby, or could have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Business.  Neither Buyer nor, to the best of Buyer’s Knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any suit, action order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or which Buyer intends to initiate.

6.10.     Except as expressly set forth in this Section 6, Buyer makes no other representation or warranty with respect to the transactions contemplated by this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby.

6.11     TA is the lawful holder of the TA Shares and TA has the power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with his obligations hereunder  and to which he is a party, and to perform his obligations hereunder and thereunder.

SECTION 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01     Survival of Representations and Warranties.  All of Buyer’s representations and warranties in this Agreement or in any other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and all of Seller’ representations and warranties in this Agreement, in any other agreements to be entered into in connection with the transactions contemplated hereby, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is 12 (twelve) months after the Closing Date; provided, however, that (i) any claim based on fraud shall survive indefinitely, (ii) any claim for violation of the representations and warranties with respect to Taxes, employee matters shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby and to be performed at the Closing Date will survive until fully performed in accordance with their terms, and (iv) any claim for indemnity asserted pursuant to Section 7.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive indefinitely.  However, no claim for indemnity may be asserted under Section 7.02 unless notice of such claim is given to 4LESS or Buyer, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

7.02     Indemnification.

(a)        Each of 4LESS and each of the Sellers agrees, from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold Buyer and its officers, directors, agents or Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any Loss incurred by any Buyer Indemnified Party, directly or indirectly, resulting from (i) noncompliance with any applicable bulk sales or transfer Law, (ii) any Liability or Contract of, or Claim against 4LESS, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, 4LESS prior to the Closing Date, (iv) or  the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of 4LESS contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

(b)        Buyer agrees from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold 4LESS and each of the Sellers and their respective Affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer after the Closing Date, (ii) any Liability or Contract of, or Claim against Buyer, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer prior to the Closing Date; or (iv) or any Claim arising out of Buyer’s breach, failure to fully repay and satisfy, default in or failure to comply with the terms of, the Assumed Liabilities or any breach of any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement to which the Buyer is a party, or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

(c)        If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially damaged.  In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (at its cost)reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at its cost), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).  In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

(d)        After the Closing Date, the right of indemnification under this Section 7 shall be the sole and exclusive remedy available to any Party for any claim or cause of action arising under this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby in connection with any breach of any representation, warranty, covenant or provision of this Agreement this Agreement, other agreements to be entered into in connection with the transactions contemplated hereby or otherwise; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Each Party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities.  The provisions of this Section 7.02(d) shall not apply to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Parties.

SECTION 8

PRESERVATION OF BOOKS AND RECORDS

8.01     For a period of 3 (three) years after the Closing date, Buyer shall preserve the books and records of 4LESS delivered to Buyer; and Seller shall similarly make available to Buyer any records which Buyer permits 4LESS to retain; each Party will make such books and records available to the other Party at all reasonable times and permit the other Party to make extracts from or copies of all such records.

SECTION 9

CERTAIN OTHER COVENANTS AND AGREEMENTS

9.01.     Further Assurances.  Upon the request of either Party hereto, the other Party will execute and deliver to the requesting Party, or such Party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such Party hereunder and to more effectively consummate the transactions contemplated hereby, including, without limitation, submitting information required by a Governmental or Regulatory Authority, obtaining all consents and approvals from Third Parties, under leases, agreements and other Contracts.

9.02     SEC Reports.  Buyer shall file with the SEC all reports that are required to be filed pursuant to the Exchange Act with respect to this Agreement and the transactions contemplated hereby.

SECTION 10

MISCELLANEOUS

10.01.   Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada shall be enforceable exclusively in the courts thereof.

10.02.   Modification.  This Agreement may be modified or amended, and the requirements of any provision hereof may be waived, with the mutual consent of the Parties by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

10.03.   Binding Nature.  This Agreement shall be binding unto the Parties herein their heirs and permitted assigns.

10.04.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.05.   Notices.  Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a Party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such Party at the address set forth at the outset of this Agreement (or such other address as such Party shall specify to the other Party in writing), mandatory copies, sent in such manner, shall be delivered to the additional addressees set forth below:

As to 4LESS:	The 4 LESS Corp.

Attn: Christopher Davenport, CEO

As to CD:	Christopher Davenport

As to SS:	Sergio Salzano

As to Buyer:	MedCareers Group Inc.

Attn: Timothy Armes, CEO

As to TA:	Timothy Armes

10.06.   Entire Agreement.  This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

10.07.   Headings.  The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.08.   Equitable Remedies.  In the event that any Party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other Parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting Party or Parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

10.09.   Severability.  In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this

Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

10.10.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties herein and their successors and permitted assigns.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE 4 LESS CORP.

By  /s/ Christopher Davenport

Name:  Christopher Davenport, CEO

CHRISTOPHER DAVENPORT

/s/ Christopher Davenport

SERGIO SALZANO

/s/ Sergio Salzano

MEDCAREERS GROUP INC.

By:  /s/ Timothy Armes

Name:  Timothy Armes, CEO

TIMOTHY ARMES

/s/ Timothy Armes